[Hogan Lovells US LLP Letterhead]

Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

July 24, 2012

Board of Directors

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Ladies and Gentlemen:

We are acting as counsel to Smithfield Foods, Inc., a Virginia corporation (the “Company”), in connection with the public offering of $1,000,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2022 (the “Notes”), pursuant to the Underwriting Agreement, dated July 18, 2012, by and among the Company and Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several Underwriters listed on Schedule II attached thereto (the “Underwriting Agreement”). The offering by the Company is being made pursuant to a prospectus supplement dated July 18, 2012 and the accompanying base prospectus dated June 25, 2010 (such documents, collectively, the “Prospectus”) that form part of the Company’s automatic shelf registration statement on Form S-3 (File No. 333-167781) (the “Registration Statement”) filed with the Securities and Exchange Commission on June 25, 2010. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture—Senior Debt Securities, dated June 1, 2007, between the Company and the Trustee, filed as Exhibit 4.10(a) to the Company’s Form 10-K filed with the Securities and Exchange Commission on June 28, 2007, and incorporated into the Registration Statement by reference (the “Original Indenture”), as supplemented by the Third Supplemental Indenture, to be dated August 1, 2012 (the “Third Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in:  Abu Dhabi  Alicante  Amsterdam  Baltimore  Beijing Berlin  Brussels   Caracas  Colorado  Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  London  Los Angeles  Madrid  Miami  Milan  Moscow  Munich  New York  Northern Virginia  Paris  Philadelphia   Prague  Rome  San Francisco  Shanghai  Silicon Valley  Singapore  Tokyo  Ulaanbaatar  Warsaw  Washington DC  Associated offices:  Budapest  Jeddah  Riyadh  Zagreb

Board of Directors Smithfield Foods, Inc.	Page 2	July 24, 2012

to the Trustee’s right to enforce the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of (i) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any subdivision of the State of New York) and (ii) the Virginia Stock Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, and (ii) receipt by the Company of the consideration for the Notes specified in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to such filing.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus dated July 18, 2012 constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP